EXHIBIT 10.24
Confidential portions of this document have been omitted and filed separately with the Commission.

SHINTECH INC.                                                           CONTRACT


         Shintech Incorporated ("Seller") agrees to sell to Eagle Pacific Industries, Inc. ("Buyer") and Buyer agrees to purchase from Seller, for Buyer's own use and consumption at its Beaverton, OR plant the following material upon terms and conditions hereinafter stated and as stated in the General Terms and Conditions (on the back of this page) which are incorporated herein by reference.

(1)  Contract Period:               January 1, 1996 - December 31, 1996,
                                    automatically renewed for successive one (1) year periods under the same terms and conditions herein unless notified in writing by September 30 of the current year by either party. If either party notifies the other of its intention not to renew this Contract hereunder, both parties shall use good faith reasonable efforts to negotiate terms of a renewal contract on or before December 31, 1996, and each December 31, thereafter.

(2)      Grade:            Shintech Suspension Type PVC SE 950.

(3)      Volume:                    Seller shall supply to Buyer, and Buyer
                                    shall purchase from Seller Buyer's entire monthly requirements at its Beaverton, OR plant (which is estimated to be about 16 hopper cars) each month for the Contract
                                    Period. Notwithstanding the foregoing,
                                    Seller's supply obligation will not exceed the monthly average of the purchases by Buyer from Seller during the immediate preceding three (3) month period.

(4)      Price:            *        Seller's announced price for SE 950 or a
                                    mutually acceptable monthly price for
                                    products competitive with SE 950 ("Price").
                                    The Price does not reflect any contract
                                    discount, allowance or the like. Seller
                                    agrees not to ____ .

                           * In the event Seller announces a Price increase, such Price increase will take effect thirty (30) days after the announced effective date of the Price increase.

                           * During the period of ____ , after Buyer and Seller have established a mutually acceptable ____ for each month, Seller will apply the ____ to all the shipments made in compliance with (3) above during those ____ by issuing a ____ for the ____ .

(5)      Volume Discount:           Provided Buyer purchases ____ of its
                                    requirements for its ____ from Seller
                                    during the Contract Period, Seller will
                                    apply a End-of-Year Discount of ____ per pound to the Price.

(6) Seller agrees to ____ Buyer a mutually acceptable ____ for the purpose of assisting Buyer's ____ at its ____ . The ____ will be no greater than the amount which can be fully amortized with the accrued Volume Discount by the end of the Contract Period. All Volume Discount earned by Buyer will be accrued and credited against the ____ . If, for any reason, the ____ have not been fully amortized by application of earned Volume Discount by the end of the Contract Period, Buyer promises to pay the ____ of the ____ in cash on ____ .

(7)      Assistance for             To assist Buyer's sales promotion ("Frequent
         Frequent Buyer             Buyer Program") in 1996, provided Buyer
         Program:                   purchases in compliance with Paragraph (3)
                                    above, Seller will contribute _______ on each pound purchased from Seller by Buyer.
                                    Credited quarterly.

(8)      Good Faith Lower           In the event that for any month Buyer
         Price:                     receives a good faith quotation of a price
                                    lower than the price determined pursuant to Paragraphs (4) and (5) for such month for a competitive product from a domestic producer(s) ("Lower Price"), Buyer shall not purchase at such Lower Price unless and until Buyer shall extend to Seller the option, but not the obligation, to meet
                                    Lower Price. Buyer shall provide Seller with true and correct documentation of Lower
                                    Price. If Seller elects to meet Lower Price, the End-of-Year Discount shall not be applied to such volume. If Seller elects not to meet Lower Price, Seller and Buyer shall be relieved from their respective obligations under Paragraph (3) above only for the particular month. However, for End-of-Year discount calculation purposes, the amount purchased at Lower Price will count toward the volume described in #3, whether or not Seller elects to meet Lower
                                    Price. Buyer agrees not to purchase any
                                    resin during such month at a price higher than quoted by Buyer to Seller as Lower
                                    Price referred to in this Paragraph (8)
                                    without affording Seller the first
                                    subsequent opportunity to supply Buyer at the same higher price.

(9)      Payment Terms:             Net ____ for ____ shipments, and net ____
                                    for all other months. The payment terms
                                    hereunder start on the date of shipment from Freeport, Texas. (Payment is to be made to P.O. Box 200430, Houston, Texas 77216).

         Date of Contract:          December 29, 1995.


SHINTECH INCORPORATED                       EAGLE PACIFIC INDUSTRIES, INC.


By:  /s/ Gary P. Masters                    By:  /s/ Larry D. Schnase
Name:   Gary P. Masters                     Name:   Larry D. Schnase
Title:    Regional Sales Manager            Title:    President




                          GENERAL TERMS AND CONDITIONS


1. SHIPMENT. Unless otherwise mutually agreed, shipment shall be F.O.B. Buyer's plant, in hopper cars of Sellers. Buyer shall empty and make ready for pick-up all rail cars of Seller within seven (7) days from the time of actual delivery at Buyer's plant, or from the time railroad carrier advises Buyer of immediate readiness for delivery. Buyer shall be charged $50.00 per day for each car retained thereafter.

2. WEIGHT MEASUREMENT. Seller's certified weights (or Seller's measurements in case of the material sold by volume) taken at shipping points shall govern concerning the quantity of PVC resin sold.

3. TITLE AND RISK OF LOSS. Title and risk of loss pass from Seller to Buyer as the rail car containing the material arrives at Buyer's plant.

4. TAXES, ETC. Any tax, fee or other government charge upon the production, sale and/or shipment of the material sold hereunder, now imposed by federal, state, municipal or any other governmental authorities or hereafter becoming effective for or during the period hereof, shall be added to the price herein provided, and shall be paid by Buyer.

5. FORCE MAJEURE. Neither Seller nor Buyer shall be liable for any delay or failure by it to make or take any shipments hereunder, if such delay or failure is caused by any event beyond its reasonable control, including, without limitation, Act of God, war, riot, fire, explosion, mechanical breakdown, strikes or other labor trouble, plant shutdown, unavailability of or interference with necessary transportation, any raw material or power, compliance with any law, regulation, order or other requirement of any governmental authority. Unless otherwise mutually agreed, the total quantity to be shipped shall be reduced by the quantity of the shipment or shipments so omitted. If by reason of any such circumstances, Seller's supply of the material herein specified shall be insufficient to meet all requirements, including its own, Seller shall have the right, at its option and without liability, to apportion its available sales supply among any and all purchasers, including Seller's affiliated divisions and companies, in such manner as Seller believes equitable.

6. If, in Seller's judgment, Buyer's credit shall become impaired at any time, Seller shall forthwith have the right to decline to make shipments hereunder except for cash until such time as said credit has been reestablished to Seller's satisfaction.

7. LIMITATION OF WARRANTY. EXCEPT AS EXPRESSLY SET OUT IN THIS CONTRACT, SELLER MAKES NO OTHER WARRANTIES WITH RESPECT TO MATERIAL SOLD PURSUANT TO THE CONTRACT. THE WARRANTIES SET OUT IN THIS CONTRACT ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES.

8. INDEMNITY. Buyer agrees to indemnify Seller from liability for damage to persons or property resulting from the use of said material in manufacturing processes, or in combination with other substances, or otherwise. Buyer represents to Seller that it has used its own independent skill and expertise in connection with the selection and use of the material purchased pursuant to this Contract, and that it possesses skill and expertise in the handling, storage, transportation, treatment, use and disposal of this material.

9. LIMITATION OF ACTIONS. Claims on account of weight, quality, loss of or damage to said material are waived by Buyer unless made in writing within ten (10) days after arrival thereof at destination, and any action for breach of this Contract, other than for nonpayment hereunder, must be commenced within one (1) year of the date of shipment, or due date of delivery in the event of nondelivery, of the particular shipment upon which such claim is based. Seller's liability for damages shall not exceed the purchase price of the particular shipment with respect to which such damages are claimed and shall not include liability for special, incidental, indirect, punitive, or consequential damages.

10.      TERMINATION.

         (a) Either party may terminate this Contract by written notice to the other in either of the following events:

                  (1) The other party defaults in the performance of any of its obligations hereunder, and any such default continues for thirty (30) days after receipt of the default.

                  (2) The other party becomes insolvent, is dissolved, liquidated, or becomes a party to a proceeding for bankruptcy or insolvency of such party or to any other similar proceeding, or transfers all or material portion of its business, assets or shares of capital stock, by agreement or by operation of law or otherwise.

         (b) Termination of this Contract for any cause shall not relieve either party from any obligations accrued hereunder prior to such termination or from any liability to the other party for breach of this Contract.

11. NO DISCLOSURE. Except as may be compelled by a court or governmental agency of competent jurisdiction, or when written approval is given by the other party, neither party hereto will disclose the contents of this Contract to any third party with the exception of the portions of this Contract which must be disclosed in order to carry out the purpose of this Contract.

12. SEVERABILITY. If any provision of this Contract, including any provision of the General Terms and Conditions, is held to be void, voidable or unenforceable by any court or governmental agency of competent jurisdiction, such holding shall not affect other provisions or the application or enforcement which can be given effect without the invalid provision. If such invalidity becomes known or apparent to Seller and to Buyer, they agree to negotiate promptly and in good faith to make appropriate changes to achieve the intent and spirit of the provision held to be invalid, consistent with applicable law.

13. GOVERNING LAW. This Contract shall be governed by the laws of the state of Texas, including without limitation the Texas Business and Commerce Code (Uniform Commercial Code).

14. ENTIRE AGREEMENT. This Contract, together with the General Terms and Conditions, shall constitute the entire agreement of Seller and Buyer with respect to the subject matter hereof and shall supersede all previous understandings, oral or written, between the parties with regard to this subject matter. No modification of this Contract shall be effected by any purchase orders, acknowledgments, shipping document or any other documents containing terms and conditions inconsistent with or in addition to those set forth in this Contract, unless Seller and Buyer specifically agree otherwise in writing.

15. This Contract, and all rights incident thereto are for the benefit of Buyer and shall not be assignable to any third party, or to any successor or assignee of Buyer (by merger, consolidation, liquidation, operation of law, or otherwise), without the prior written consent of Seller. Seller shall have the right to terminate this Contract upon thirty (30) days written notice to Buyer in the event there is a change in ownership or managerial control of Buyer.